EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Exhibit 13 to Item 15 of Angiotech Pharmaceutical Inc.’s 2008 Annual Report on Form 10-K/A, which is incorporated by reference in such Form 10-K/A. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Vancouver, British Columbia

July 23, 2009